UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ICOS CORPORATION

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

Filed by ICOS Corporation Pursuant to Rule 14a-6(b)

Under the Securities Exchange Act of 1934

Subject Company: ICOS Corporation

Commission File No.: 000-19171

This filing relates to the proposed acquisition of ICOS Corporation (“ICOS”) by Eli Lilly and Company (“Lilly”) pursuant to the terms of an Agreement and Plan of Merger, dated as of October 16, 2006 by and among ICOS, Tour Merger Sub, Inc. (“Merger Sub”) and Lilly, as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of December 17, 2006 by and among ICOS, Lilly and Merger Sub. The Agreement and Plan of Merger is on file with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Current Report on Form 8-K filed by ICOS on October 17, 2006 and is incorporated by reference into this filing. The Amendment No. 1 to the Agreement and Plan of Merger is on file with the SEC as an exhibit to the Current Report on Form 8-K filed by ICOS on December 18, 2006 and is incorporated by reference into this filing.

ICOS will be sending the following letter to ICOS shareholders today, January 10, 2007:

ICOS CORPORATION

22021 20th Avenue SE

Bothell, WA 98021

REMINDER – YOUR VOTE IS VERY IMPORTANT

January 10, 2007

Dear Shareholder:

We are asking you to vote the enclosed proxy for our proposal to approve the ICOS – Lilly merger. In order for you to receive the increased price of $34 per share in cash, we need a majority of all outstanding shares to be voted for the cash merger.

Time is short—please vote your proxy by telephone, Internet or mail today!

Your board of directors, by unanimous vote and after careful consideration, (i) has approved the amended merger agreement, (ii) has determined that the terms of the merger are advisable, fair to and in the best interests of ICOS and its shareholders and (iii) recommends that ICOS shareholders vote “FOR” adoption of the amended merger agreement. Your board of directors strongly believes that the merger with Lilly allows ICOS’ shareholders to maximize the value of their investment in ICOS.

Your vote is important to us and we need your support. A failure to cast any vote on the merger proposal will have the same effect as a vote against the proposal. Therefore, regardless of the number of shares you own, it is important they be represented at the meeting.

The shareholder meeting is now scheduled to be held on Thursday, January 25, 2007 to approve the amended $34 cash per share merger agreement with Eli Lilly and Company. To be sure your vote is counted in favor of the merger please take a brief moment to cast your vote—even if you may have previously done so—only your latest dated and timely received vote will be counted.

Even if you plan to attend the meeting, please vote your shares now so that your vote can be counted without delay.

Follow the simple instructions on the enclosed proxy voting form to vote your shares by phone, Internet or by mail. Remember, your broker cannot vote your shares unless you instruct him or her to do so and a failure to vote on the proposal is the same as a vote against the $34 per share cash merger.

If you have any questions relating to this shareholder meeting or voting your shares, you may call our proxy solicitor toll-free at (800) 301-9629 or at (800) 322-2885 between the hours of 7:30 a.m. and 10:00 p.m. EST, Monday through Friday and from 9:00 a.m. to 5:00 p.m. EST on Saturday or Sunday.

Thank you in advance for your support and for acting promptly.

On behalf of your Board of Directors,

Sincerely,

Paul N. Clark

Chairman of the Board of Directors,

President and Chief Executive Officer

IF YOU HAVE RECENTLY VOTED YOUR SHARES,

PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.

*     *     *

A special shareholder meeting will be held on January 25, 2007 to obtain shareholder approval of the proposed transaction. ICOS has filed with the SEC and distributed to its shareholders a revised definitive proxy statement and other relevant documents in connection with the special shareholder meeting for the proposed transaction. ICOS shareholders are urged to read the definitive proxy statement and other relevant materials because they contain important information about ICOS, Lilly and the proposed transaction. Investors may obtain a free copy of these materials and other documents filed by ICOS with the SEC at the SEC’s website at www.sec.gov, at ICOS’ website at www.ICOS.com or by sending a written request to ICOS at 22021 20th Avenue SE, Bothell, Washington 98021, attention: General Counsel.

ICOS and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its shareholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of ICOS’ shareholders in connection with the proposed transaction is set forth in ICOS’ definitive proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction is set forth in the definitive proxy statement on file with the SEC.